EXHIBIT 99.1

                                  NEWS RELEASE


Contact:
--------
Diane Bjorkstrom
Chief Financial Officer
408-982-8593
dbjorkstrom@tvia.com


FOR IMMEDIATE RELEASE

       TVIA REPORTS NON-GAAP FOURTH QUARTER AND FISCAL YEAR 2006 FINANCIAL
                                   INFORMATION


SANTA CLARA, CALIFORNIA - MAY 23, 2006 - Tvia, Inc. (NASDAQ SmallCap: TVIA), a leading provider of digital display processors for advanced flat-panel TVs, broadcast digital DVRs, consumer display and monitor products, announced today financial results for the fourth quarter and fiscal year ended March 31, 2006.

Revenue for the fourth quarter of fiscal 2006, ended March 31, 2006, was $2,760,000, compared to $1,046,000 for the quarter ended March 31, 2005. For the twelve months ended March 31, 2006, revenues were $8,333,000, as compared to $3,281,000 in the comparable period ending March 31, 2005. Revenue in the fourth quarter was 2% higher than in the third quarter of fiscal year 2006. We expect revenue to be significantly higher in the first quarter of fiscal year 2007.

In the first quarter of fiscal year 2006, the Company elected early adoption of FAS 123R, the new accounting rules on stock-based compensation. In accordance with SAB 107, issued March 2005, we present stock-based compensation within the same operating expense line items as cash compensation. The analysis of stock-based compensation for employees outside the United States was not completed in time, as promised by our public accounting firm. We will release our GAAP financial statements (includes stock-based compensation expense) as soon as the analysis is completed.

Non-GAAP (excluding stock based compensation expense) gross margin percentage for the fourth quarter ended March 31, 2006 was 67%, compared to 47% for the quarter ended March 31, 2005. For the twelve months ended March 31, 2006, gross margin percentage was 55%, as compared to 46% in the comparable period ending March 31, 2005. The non-GAAP gross margin percentage for the third quarter of fiscal 2006 was 53%. This was primarily due to improved yields on display processor products.

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In the fourth quarter of fiscal 2006, Tvia continued to focus on building the customer base and increased the volume of design activity with DTV customers. At the end of the quarter, we had approximately 35 TV models in mass production, about 44 models in pre-production and approximately 58 models in process at the Shenzhen TV design center.

We are making great progress with customers in the US, Europe and Asia Pacific. Our initial Turnkey LCD-TV reference design kit, for TrueView 5600, first released to customers in June 2005, and our follow-on Turnkey LCD-TV reference design kit for TrueView 5725 released last quarter. Those products, in conjunction with the support of our TV design center in Shenzhen, are making it easier for our customers to rapidly move products to mass production. Our LCD TV reference design kits, for European and US standards, enable customers to move to mass production within 2 to 3 months. An increasing number of customers are using our Shenzhen TV Design Center services with our LCD-TV reference design kits. The backlog for our design services is rising and has expanded to a two to three month cycle.

In the fourth quarter we successfully advanced our newest chip the TrueView 5725 into volume production, necessitated by unusually strong demand from our customers. The TrueView 5725 chip embedded in the TV5725 turnkey LCD TV design kit allows manufacturers to quickly enter the low cost LCD-TV market with significantly higher picture quality. Our TV design center has produced a complete LCD-TV system design with a bill of material at approximately $30 for an EU version and $25 for a US version. This allows TV manufacturers to get a low cost, high quality 17"-32" TV to market quickly at the lowest bill of material price, while producing significantly better picture quality in the very lucrative low cost LCD-TV market. TV suppliers, such as Hyundai in Korea and YDF (Yong De Fu Electronic) in China, are using Tvia's display processors and LCD TV reference designs in their LCD TV products destined for markets in Japan, China and Europe.

Cash conservation remains a priority to ensure that we have sufficient resources available to accomplish our vision to become a DTV leader, increase revenue, achieve profitability and acquire technology needed in our pursuit of the DTV market. Tvia's financial position continues to be strong. The company maintained a cash reserve of $13 million dollars.

ABOUT TVIA

Tvia, Inc. is a fabless semiconductor company which designs and develops an extensive line of flexible, high-quality digital display processors creating next-generation digital LCD, HD, SD, and progressive-scan TVs, as well as other multimedia related devices. Tvia provides customers with the foundation for building the most cost-effective display solutions on the market. Tvia's processors enhance viewer experience through the simultaneous presentation of multiple, independent media streams, and high resolution graphics on one or more displays. Tvia provides customers the foundation for building the most cost-effective display solutions and at the same time raises the bar by enhancing the viewer experience through simultaneous presentation of multiple, independent media streams, and high resolution graphics on one or more displays. More information about Tvia is available at www.tvia.com.

Information in this release that involves Tvia's expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release include statements as to Tvia's focus, strategy and progress, Tvia's development of new products, the features and benefits of Tvia's products, and product acceptance and introduction by customers. All forward-looking statements included in this release are based upon information available to Tvia as of the date of this release, and Tvia assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences or risks associated with our business are discussed in the Company's Annual Report on Form 10-K for the year ended March 31, 2005 filed on June 17, 2005, and Form 10-Q for the quarter ended December 31, 2005 filed on February 14, 2006, with the Securities and Exchange Commission ("SEC"), and in other reports filed from time to time with the SEC. These risks include, but are not limited to, the slower than anticipated emergence of the interactive television market, our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner, and the extent and duration of the current economic and business environment.